Exhibit 99.1
ELICIO THERAPEUTICS, INC. FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and Board of Directors of
Elicio Therapeutics, Inc. and Subsidiary
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Elicio Therapeutics, Inc. and Subsidiary (the Company) as of December 31, 2022 and 2021, and the related consolidated statements of operations, convertible preferred stock and stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2022, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.
Going Concern Uncertainty
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered losses from operations, negative cash flow from operations and an accumulated deficit that raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding this matter are described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2019.
Tewksbury, Massachusetts
March 21, 2023
Baker Tilly US, LLP, trading as Baker Tilly, is a member of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities. © 2023 Baker Tilly US, LLP

Elicio Therapeutics, Inc. and Subsidiary
Consolidated Balance Sheets
	December 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$6,155,668	$9,278,746
Restricted cash, current	1,640,966	148,260
Prepaid expenses and other current assets	2,920,357	934,955
Total current assets	10,716,991	10,361,961
Property and equipment, net	1,146,764	887,368
Right-of-use-asset	7,349,538	—
Restricted cash, noncurrent	617,504	617,504
Other long-term prepaid assets	2,833,512	2,947,721
Total assets	$22,664,309	$14,814,554
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$2,805,186	$1,681,101
Accrued expenses	1,934,662	2,448,273
Convertible notes payable, net of discount and issuance costs	—	11,797,071
Embedded derivative liability	—	2,955,297
Deferred research obligation	1,436,375	—
Operating lease liability, current	692,164	—
Total current liabilities	6,868,387	18,881,742
Operating lease liability, noncurrent	6,789,415	—
Unvested option exercise liability	92,000	29,750
Total liabilities	13,749,802	18,911,492

Commitments and contingencies (Note 14)

Convertible preferred stock:
Series C convertible preferred stock, $0.001 par value: authorized shares of 270,099,378 shares; issued and outstanding shares of 162,329,185 at December 31, 2022 (liquidation value $37,917,402 at December 31, 2022)	40,620,544	—
Series B convertible preferred stock, $0.001 par value: authorized shares of 72,802,898 and 82,512,218; issued and outstanding shares of 72,802,898 at December 31, 2022 and December 31, 2021 (liquidation value $72,802,898 at December 31, 2022 and December 31, 2021)	62,943,920	62,943,920
Series A convertible preferred stock, $0.001 par value: authorized, issued and outstanding 5,000,000 shares at December 31, 2022 and December 31, 2021 (liquidation value $7,645,438 at December 31, 2022 and December 31, 2021)	7,495,438	7,495,438
Total convertible preferred stock	111,059,902	70,439,358
Stockholders’ deficit:
Common stock, $0.01 par value: authorized 520,000,000 and 123,000,000 shares at December 31, 2022 and December 31, 2021; issued shares of 18,099,327 and outstanding of 17,699,327 at December 31, 2022 and issued shares of 17,766,383 and outstanding of 17,142,575 at December 31, 2021	176,993	171,426
Additional paid-in capital	4,980,373	4,092,838
Accumulated deficit	(115,037,308)	(78,800,560)
Total stockholders’ deficit	(102,145,395)	(74,536,296)

Total liabilities, convertible preferred stock, and stockholders’ deficit	$22,664,309	$14,814,554
The accompanying notes are an integral part of these consolidated financial statements.

Elicio Therapeutics, Inc. and Subsidiary
Consolidated Statements of Operations
	Years ended December 31,
	2022	2021
Operating expenses:
Research and development	$18,103,106	$17,931,797
General and administrative	5,630,276	7,542,889
Total operating expenses	23,733,382	25,474,686

Loss from operations	(23,733,382)	(25,474,686)
Other income (expense):
Change in the fair value of embedded derivative	(945,355)	(52,962)
Change to gain on extinguishment of convertible notes payable	2,058	—
Interest income	64,829	3,392
Interest expense	(3,595,838)	(876,442)
Total other (expense)	(4,474,306)	(926,012)
Net loss	$(28,207,688)	$(26,400,698)
Net loss per share attributable to common stockholders, basic and diluted	$(1.62)	$(1.73)
Weighted-average common shares outstanding, basic and diluted	17,458,461	15,280,340
The accompanying notes are an integral part of these consolidated financial statements.

Elicio Therapeutics, Inc. and Subsidiary
Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit
	Convertible Preferred Stock							Stockholders’ Deficit
	Series C		Series B		Series A		Total Convertible Preferred Stock	Common Stock		Note Receivable	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount		Shares	Par Value
Balance at December 31, 2020	—	$—	67,802,898	$57,998,623	5,000,000	$7,495,438	$65,494,061	13,061,715	$130,617	$(210,253)	$3,339,980	$(52,399,862)	$(49,139,518)
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	617,756	—	617,756
Issuance of common stock upon exercise of warrants	—	—	—	—	—	—	—	2,905,549	29,056	—	12,048	—	41,104
Issuance of common stock upon exercise of options	—	—	—	—	—	—	—	195,947	1,961	—	31,463	—	33,424
Issuance of common stock	—	—	—	—	—	—	—	440,796	4,408	—	96,975	—	101,383
Vesting of shares issued with note receivable and related earned interest	—	—	—	—	—	—	—	538,568	5,384	(351)	(5,384)	—	(351)
Settlement of note receivable from stockholder	—	—	—	—	—	—	—	—	—	210,604	—	—	210,604
Issuance of Series B convertible preferred stock, net of issuance costs of $54,703	—	—	5,000,000	4,945,297	—	—	4,945,297	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—	—	(26,400,698)	(26,400,698)
Balance at December 31, 2021	—	—	72,802,898	62,943,920	5,000,000	7,495,438	70,439,358	17,142,575	171,426	—	4,092,838	(78,800,560)	(74,536,296)
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	578,607	—	578,607
Issuance of common stock upon exercise of options	—	—	—	—	—	—	—	32,944	329	—	6,903	—	7,232
Vesting of restricted common stock	—	—	—	—	—	—	—	523,808	5,238	—	7,512	—	12,750
Issuance of Series C convertible preferred stock, net of issuance costs of $1,195,457	86,628,306	21,119,998	—	—	—	—	21,119,998	—	—	—	—	—	—
Issuance of Series C convertible preferred stock upon extinguishment of convertible notes payable	75,700,879	19,500,546	—	—	—	—	19,500,546	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—	—	(28,207,688)	(28,207,688)
Balance at December 31, 2022	162,329,185	$40,620,544	72,802,898	$62,943,920	5,000,000	$7,495,438	$111,059,902	17,699,327	$176,993	$—	$4,685,860	$(107,008,248)	$(102,145,395)
The accompanying notes are an integral part of these consolidated financial statements.

Elicio Therapeutics, Inc. and Subsidiary
Consolidated Statements of Cash Flows
	Years ended December 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(28,207,688)	$(26,400,698)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation expense	390,316	251,451
Non-cash interest income	—	(351)
Non-cash interest expense	3,595,838	667,400
Non-cash change in fair value of embedded derivative	945,355	52,962
Non-cash gain on extinguishment of convertible notes payable	(2,058)	—
Stock-based compensation	578,607	617,756
Loss on disposal of property and equipment	4,124	—
Changes in operating assets and liabilities:
(Increase) decrease in:
Prepaid expenses and other current assets	(1,985,402)	(597,220)
Right of use asset	667,245	410,911
Other long term prepaid assets	114,209	237,008
Increase (decrease) in:
Accounts payable	1,124,085	30,229
Accrued expenses	(304,568)	1,230,936
Deferred research obligation	1,436,375	—
Operating lease liability	(535,204)	(439,429)
Net cash used in operating activities	(22,178,766)	(23,939,045)
Cash flows from investing activities:
Purchases of property and equipment	(653,836)	(525,359)
Net cash used in investing activities	(653,836)	(525,359)

Cash flows from financing activities:
Proceeds from issuance of Series C convertible preferred stock, net of issuance costs	21,119,998	—
Proceeds from issuance of Series B convertible preferred stock, net of issuance costs	—	4,945,297
Proceeds from issuance of convertible notes payable	—	14,470,000
Payment of issuance costs for convertible notes payable	—	(437,994)
Proceeds from settlement of note receivable	—	210,604
Proceeds from exercise of common stock warrants	—	41,104
Proceeds from issuance of common stock	—	101,383
Proceeds from exercise of common stock options	82,232	63,174
Net cash provided by financing activities	21,202,230	19,393,568
Net (decrease) in cash, cash equivalents, and restricted cash	(1,630,372)	(5,070,836)
Cash, cash equivalents, and restricted cash, beginning of year	10,044,510	15,115,346
Cash, cash equivalents, and restricted cash, end of year	$8,414,138	$10,044,510
Components of cash, cash equivalents, and restricted cash:
Cash and cash equivalents	$6,155,668	$9,278,746
Restricted cash	2,258,470	765,764
Total cash, cash equivalents, and restricted cash	$8,414,138	$10,044,510
Supplemental disclosure of noncash activities:
Loss on disposal of property and equipment	$4,124	$—
Non-cash issuance of Series C convertible preferred stock	$19,500,546	$—
Non-cash interest expense from accretion of convertible note discount from embedded derivative	$2,344,434	$557,902
Non-cash interest expense from accretion of convertible note discount from issuance costs	$328,495	$109,498
Non-cash interest expense from convertible notes payable	$922,909	$209,042
The accompanying notes are an integral part of these consolidated financial statements.

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS
Nature of Business
Elicio Therapeutics, Inc. (“Elicio”) was incorporated in Delaware as Vedantra Pharmaceuticals Inc., in August 2011. Elicio is a clinical-stage biotechnology company pioneering the development of therapeutic cancer vaccines for patients with limited treatment options and poor outcomes. In December 2018, Elicio formed a wholly-owned subsidiary, Elicio Securities Corporation (“ESC”), a Massachusetts corporation. ESC is an investment company. Elicio and ESC are collectively referred to as “Elicio” throughout these consolidated financial statements.
Liquidity
Since its inception, Elicio has devoted substantially all of its efforts to business planning, research and development, recruiting management and technical staff, and raising capital and has financed its operations through the issuance of convertible debt and convertible preferred stock, warrants, and common stock, par value $0.01 per share (the “Common Stock”) and a research grant. Elicio has incurred losses and negative operating cash flows since inception and has an accumulated deficit of $107,008,248 at December 31, 2022.
Elicio is subject to risks associated with any biotechnology company that has substantial expenditures for research and development. There can be no assurance that Elicio’s research and development program will be successful, that products developed will obtain necessary regulatory approval, and that any approved product will be commercially viable. In addition, Elicio operates in an environment of rapid technological change and is largely dependent on the services of its employees, advisors, and consultants.
Going Concern
Elicio had cash and cash equivalents of $6,155,668 at December 31, 2022, along with the gross proceeds of $5,000,000 from the first of two promissory notes issued with the signed merger agreement with Angion Biomedica Corporation (“Angion”) received in January 2023 (see note 17). Elicio’s losses from operations, negative operating cash flows and accumulated deficit, as well as the additional capital needed to fund operations within one year of the consolidated financial statement issuance date, raise substantial doubt about Elicio’s ability to continue as a going concern. Elicio expects to incur substantial expenditures in the foreseeable future for the development of its product candidates and will require additional financing to continue this development. The accompanying consolidated financial statements have been prepared on a basis that assumes that Elicio will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should Elicio be unable to continue as a going concern.
2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Preparation
The preparation of consolidated financial statements are in conformity with U.S. generally accepted accounting principles (“GAAP”).
Principles of Consolidation
The consolidated financial statements include the accounts of Elicio. Elicio management has concluded it has a single reporting segment for purposes of reporting financial condition and results of operations.
All intercompany balances and transactions have been eliminated in the consolidated financial statements.
Use of Estimates
Elicio management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates reflected in these consolidated financial statements include but are not limited to, the accrual of research and development expenses, the valuation of embedded derivative on convertible debt, the valuation of Common Stock, stock-based awards, the right of use assets and operating lease liability, and going concern.

Cash and Cash Equivalents
Cash and cash equivalents are comprised of deposits at major financial banking institutions and highly liquid investments with an original maturity of three months or less at the date of purchase.
Restricted Cash
Restricted cash consists of cash securing a collateral letter of credit issued in connection with Elicio’s facility operating lease and a research grant. See notes 3 and 8 for further discussion.
Concentration of Credit Risk
Financial instruments that potentially subject Elicio to concentration of credit risk consist primarily of cash, cash equivalents, and restricted cash. At times, cash balances deposited at major financial banking institutions exceed the federally insured limit. Elicio regularly monitors the financial condition of the institutions in which it has depository accounts and believes the risk of loss is minimal. Elicio has not experienced any losses in such accounts.
On March 10, 2023, Elicio became aware that the Federal Deposit Insurance Corporation (“FDIC”) issued a press release stating the Silicon Valley Bank, Santa Clara, California (“SVB”) was closed by the California Department of Financial Protection and Innovation, which appointed the FDIC as receiver. According to the FDIC press release, the FDIC as receiver will retain all the assets from SVB for later disposition. On March 12, 2023, Elicio became aware that the FDIC will make all company funds available to Elicio. The Company has not incurred or recorded any reserves for any losses. The Company is assessing the current situation and is taking steps to mitigate risks associated with concentrations of cash and cash equivalents, including but not limited to, the utilization of one or more fiscally sound financial institutions.
Property and Equipment
Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful life of the asset. Upon sale or retirement, the cost and accumulated depreciation are eliminated from their respective accounts, and the resulting gain or loss is recorded in the consolidated statement of operations. Repair and maintenance expenditures are charged to expense as incurred. Construction in process is not depreciated until the asset is placed into service.
Asset Class	Estimated Useful Lives
Laboratory equipment	5 years
Furniture and fixtures	3 years
Leasehold improvements	Term of the lease
Impairment of Long-lived Assets
Periodically, Elicio evaluates its long-lived assets, which consist primarily of property and equipment, and right of use asset for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. During the years ended December 31, 202 and 2021, no impairments have occurred.
Derivative Financial Instruments
The convertible notes include an embedded derivative requiring bifurcation in accordance with Accounting Standards Codification (“ASC”) 815, Derivatives and Hedging. The valuation of this instrument is determined using widely accepted valuation technique including the probability weighted expected return model. The fair value was determined using a model with the assumptions for equity value proceeds, probability of occurrence of various liquidation scenarios, timeline to liquidity and risk-free interest rate. The fair value of this derivative instrument is measured at each reporting period with changes in fair value reported in earnings.

Convertible Preferred Stock
Elicio has classified convertible preferred stock, par value $0.001 per share, (the “Preferred Stock”) as temporary equity in the accompanying consolidated balance sheets due to certain changes in control events that are outside of Elicio’s control, including sale or transfer of control of Elicio, as holders of the Preferred Stock could cause redemption of the shares in these situations. Elicio does not accrete the carrying values of the Preferred Stock to the redemption values since a liquidation event was not considered probable as of December 31, 2022 and December 31, 2021. Subsequent adjustments of the carrying values to the ultimate redemption values will be made only if it becomes probable that such a liquidation event will occur.
Income Taxes
Elicio provides for income taxes in accordance with ASC Topic 740, Income Taxes. Deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates and laws in effect in the years in which the differences are expected to reverse. A valuation allowance is provided if, based upon the weighted available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.
Elicio provides reserves for potential payments of tax to various tax authorities related to uncertain tax positions when Elicio management determines that it is probable that a loss will be incurred related to these matters and the amount of the loss is reasonably determinable. Elicio has not identified any significant uncertain tax positions as of December 31, 2022.
In December 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by removing certain exceptions to the general principles in the existing guidance for income taxes and making other minor improvements. The ASU amendment was adopted by Elicio as of January 1, 2021. There was no material impact upon adoption of this ASU amendment.
Research and Development
Research and development costs are charged to expense as incurred and consist of expenses incurred in performing research and development activities, including salaries and benefits, materials and supplies, preclinical expenses, stock-based compensation expense, depreciation of equipment, contract services, and other outside expenses. Elicio accrues for costs incurred by external service providers, based on estimates of services performed and costs. These estimates include the level of services performed by the third parties, and other indicator of the services completed. Based on the timing of amounts to service providers, Elicio may also record payments to those service providers as prepaid expenses that will be recognized as expenses in future periods as the related services are rendered.
Leases
ASU No. 2016-02, Leases (“ASC 842”) establishes a right-of-use model (“ROU”) that requires a lessee to recognize a ROU asset and corresponding lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the statement of operations as well as the reduction of the right of use asset.
At the inception of an arrangement, Elicio determines whether the arrangement is or contains a lease based on specific facts and circumstances, the existence of an identified asset(s), if any, and Elicio’s control over the use of the identified asset(s), if applicable. Operating lease liabilities and their corresponding ROU assets are recorded based on the present value of future lease payments over the expected lease term. The interest rate implicit in lease contracts is typically not readily determinable. As such, Elicio will utilize the incremental borrowing rate, which is the rate incurred to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment.
Elicio has elected to combine lease and non-lease components as a single component. Operating leases are recognized on the consolidated balance sheet as ROU lease assets, current lease liabilities and non-current lease liabilities. Fixed rents are included in the calculation of the lease balances, while variable costs paid for certain operating and pass-through costs are excluded. Lease expense is recognized over the expected term on a straight-line basis.

Research Grant
Elicio analogizes to the guidance provided by International Accounting Standards 20, Accounting for Government Grants and Disclosure of Government Assistance (“IAS 20”) for funds received from grants from entities that are not customers nor government agencies. Elicio recognizes the amount of grant income based on the activity in allowable expenses covered under the grant and has elected to recognize the funds earned as an offset to the related research expenses recorded in operations. Advances from the grant that have yet to be recognized are recorded as restricted cash if the grant requires the funds to be isolated from general cash and cash equivalents.
Stock-based Compensation
Elicio issues stock-based awards to employees and non-employees, generally in the form of stock options. Elicio accounts for stock-based awards in accordance with ASC 718, Compensation—Stock Compensation, which requires all stock-based payments, to be recognized in the consolidated statements of operations based on their fair values. The expense is recognized using straight line over the vesting period. Elicio has elected to account for option forfeitures as they occur.
Elicio uses the Black-Scholes option-pricing model (“Black-Scholes”) to determine the weighted-average fair value of options granted, which uses as inputs the fair value of the Common Stock, assumptions Elicio makes for the volatility of its Common Stock, the expected term of its stock options, the risk-free interest rate for a period that approximates the expected term of its stock options and its expected dividend yield.
Compensation cost of awards that contain a performance condition are recognized when success is considered probable during the performance period.
As there has been no public market for the Common Stock, the estimated fair value of the Common Stock has been determined by Elicio’s Board of Directors as of the date of each option grant, with input from Elicio management, considering Elicio’s most recently available third-party valuation of Common Stock and its Board of Directors’ assessment of additional objective and subjective factors that it believed were relevant and which may have changed from the date of the most recent valuation through the date of the grant. These third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The Common Stock valuations were prepared using the option pricing method. These third-party valuations were performed at various dates, which resulted in valuations of the Common Stock of $0.25 per share as of August 31, 2021 and $0.07 per share as of October 18, 2022.
The assumptions underlying these valuations represent management’s best estimates, which involve inherent uncertainties and the application of Elicio management’s judgment. As a result, if Elicio had used significantly different assumptions or estimates, the fair value of its Common Stock and its stock-based compensation expense could be materially different.
Fair Value Measurements
Elicio follows the guidance prescribed by ASC Topic 820, Fair Value Measurements, which establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The standard provides a consistent definition of fair value that focuses on an exit price which is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The standard establishes a three-level hierarchy for fair value measurements based on the nature of inputs used in the valuation of an asset or liability as of the measurement date.
•
Level 1- Pricing inputs are quoted prices available in active markets for identical investments as of the reporting date. Elicio’s financial assets which are measured at fair value on a recurring basis were comprised of cash equivalents.

•
Level 2 - Pricing inputs are quoted prices for similar investments, or inputs that are observable, either directly or indirectly, for substantially the full term through corroboration with observable market data.

•
Level 3 - Pricing inputs include unobservable inputs that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability, which are developed based on the best information available. Elicio identified embedded derivatives within the fair value hierarchy.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by Elicio in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.
The carrying amounts of financial instruments reflected in the consolidated balance sheets for cash and cash equivalents, current and non-current restricted cash, accounts payable, and accrued expenses, and convertible notes, approximate their respective fair values because of the short-term maturity of those financial instruments.
The following fair value hierarchy table presents information about each category of Elicio’s financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2022 and December 31, 2021.
	Fair Value Measurement at Reporting Date Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Observable Inputs (Level 3)	Total
December 31, 2022
Assets:
Cash equivalents	$5,339,633	$ —	$—	$5,339,633
December 31, 2021
Assets:
Cash equivalents	$6,528,368	$—		$$6,528,368
Liabilities:
Embedded derivative (see note 9)	$ —	$—	$2,955,297	$2,955,297
Cash equivalents at December 31, 2022 and 2021 were held in U.S. Treasury securities.
3.	LEASES
Elicio was party to two operating leases for office and laboratory space. The lease for a Cambridge, Massachusetts facility commenced in July 2016 with the term expiring in November 2021. The lease was later extended expiring on February 12, 2022. Elicio incurred aggregate rent expense of $91,958 for January and February 2022. Elicio incurred aggregate rent expense of $51,812 for November and December 2021. There are no future rent payments under this agreement. Elicio had a letter of credit to secure a deposit on the lease in the amount of $148,260.
In July 2021, Elicio signed an operating lease for office and laboratory space in Boston, Massachusetts. The Boston lease commenced in February 2022 with the term set to expire in January 2030. The lease has rent payments escalating annually which totals $11,059,228. As a result, at the commencement of the lease Elicio recognized a right-of-use lease asset of $8,016,783 with a corresponding lease liability of $8,016,783 based on the present value of the minimum rental payments. In addition, Elicio will make payments for operating expenses and real estate taxes. As of December 31, 2022, Elicio has a letter of credit to secure the deposit on the lease in the amount of $617,504.
As of December 31, 2022, Elicio has a ROU asset balance of $7,349,538 and a related current and noncurrent operating lease liability of $692,164 and $6,789,415, respectively. As of December 31, 2021, there was no right-of-use lease asset nor any current or noncurrent operating lease liabilities.
Lease expense for both leases for the years ended December 31, 2022 and 2021, was $1,330,360 and $482,180, respectively, which are included in operating expenses in the accompanying consolidated statements of operations.

Quantitative information regarding Elicio’s leases for the years ended December 31, 2022 and 2021 is as follows:
	2022	2021
Operating lease cost	$1,238,403	$430,368
Operating cash flows paid for amounts included in the measurement of lease liabilities	$1,106,361	$458,887
Operating lease liability arising from obtaining right of use asset	$8,016,783	$—
Weighted average remaining lease term (years)	7.2	—
Weighted average discount rate	8.00%	8.75%
Future lease payments under non-cancelable leases are as follows as of December 31, 2022:
2023	$1,265,883
2024	1,303,828
2025	1,342,959
2026	1,383,298
2027	1,424,734
2028 and thereafter	3,232,164
Total future lease payments	9,952,866
Less: imputed interest	(2,471,287)
Total lease liabilities	7,481,579
Less: operating lease liability, current portion	692,164
Operating lease liability, noncurrent portion	$6,789,415
4.	PREPAID EXPENSES AND OTHER CURRENT ASSETS
Prepaid expenses and other current assets consisted of the following at:
	December 31, 2022	December 31, 2021
Prepaid research and development contract services	$2,132,535	$633,830
Advanced professional fees	647,824	—
Deposit for Cambridge lease	—	6,839
Prepaid insurance	103,513	88,848
Deposit for property and equipment	—	117,180
Other prepaid expenses and other current assets	36,485	88,258
Total prepaid expenses and other current assets	$2,920,357	$934,955
5.	PROPERTY AND EQUIPMENT, NET
Property and equipment, net, consisted of the following at:
	December 31, 2022	December 31, 2021
Laboratory equipment	$1,786,475	$1,394,541
Furniture and fixtures	359,386	122,708
Leasehold Improvements	123,558	—
Construction in process	—	131,930
Total	2,269,419	1,646,179
Less: accumulated depreciation	(1,122,655)	(758,811)
Property and equipment, net	$1,146,764	$887,368
Depreciation expense was $390,316 and $251,451 for the years ended December 31, 2022 and 2021, respectively.

During 2022, an asset with a cost of $30,596 and accumulated depreciation of $26,472 was disposed of and a loss on disposal totaling $4,124 was recorded in the accompanying consolidated statements of operations.
6.	OTHER LONG-TERM PREPAID ASSETS
Other long-term prepaid assets consisted of the advance payments for clinical trial services, totaling $2,833,512 and $2,947,721 at December 31, 2022 and December 31, 2021, respectively.
7.	ACCRUED EXPENSES
Accrued expenses consisted of the following at:
	December 31, 2022	December 31, 2021
Accrued professional fees	$179,669	$106,214
Accrued compensation and benefits	1,490,651	1,194,717
Accrued research and development	260,429	805,706
Accrued interest	—	209,043
Construction in process	—	131,930
Other accrued expenses	3,913	633
Total accrued expenses	$1,934,662	$2,448,273
8.	RESEARCH GRANT
In September 2022, Elicio entered into a grant agreement with The Gastro-Intestinal Research Foundation (GIRF), a not-for-profit organization focused on supporting research to treat, cure and prevent digestive diseases. The award totals up to $2,756,000 of which $2,301,000 was received in September 2022. The remaining award payment amount of $455,000 is contingent upon the completion by Elicio of certain development efforts to be completed within one year as defined in the agreement. The award was calculated based on specific expenses to be incurred by Elicio and excludes any indirect markup or profit. Elicio has the option to extend the period to complete the development effort by one additional year for no additional consideration.
As of December 31, 2022, Elicio incurred $864,625 in research activities towards this project and recognized grant income of $864,625 as a reduction in the deferred research obligation on the accompanying consolidated balance sheet and research and development expense for the same amount. The balance of the deferred research obligation as of December 31, 2022 is $1,436,375.
9.	CONVERTIBLE NOTES PAYABLE
In October and November 2021, Elicio entered into convertible promissory note agreements for an aggregate amount of $14,470,000 (the “Convertible Notes”). The Convertible Notes accrue interest at 8% per annum and are payable upon demand at any time on or after October 4, 2022 (the “Demand date”). Interest expense for the years ended December 31, 2022 and 2021 was $922,909 and $209,042, respectively. Accrued interest on the Convertible Notes was $209,042 as of December 31, 2021.
There were $437,994 of issuance costs incurred in 2021 and was initially recorded as a discount to the carrying value of the convertible note. Elicio recorded interest expense for the years ended December 31, 2022 and 2021 related to the accretion of the discount to the Convertible Notes due to issuance costs of $328,495 and $109,498, respectively.
The Convertible Notes contain the following conversion features:
Qualified financing: The Convertible Notes contain a provision whereby the notes are automatically convertible upon a qualified financing with gross proceeds in excess of $12,000,000. The conversion rates are either 85% or 80% of the per share price paid by investors in the financing depending on if the financing closed before or after February 1, 2022. The financing did not meet the qualified financing requirement until October 18, 2022 and therefore the conversion rate option of 85% expired in February 2022.

Non-qualified financing: All of the Convertible Notes are convertible at the option of the holders, upon the occurrence of a non-qualified financing. The conversion rates are either 85% or 80% of the per share price paid in the financing depending on if the financing closes before or after February 1, 2022. The qualified financing occurred effectively on October 18, 2022 and therefore the conversion rate option of 85% expired in February 2022.
Liquidation event: Upon the occurrence of a liquidation event, the Convertible Notes are convertible at the option of the holders, into either Series B redeemable convertible preferred stock (“Series B Preferred”) at $1.00 per share, or any other issued share at either 85% or 80% of the original issuance price depending on if this event and election is made before or after February 1, 2022. The qualified financing occurred effectively on October 18, 2022 and therefore the conversion rate option of 85% expired in February 2022.
Initial Public Offering (“IPO”) event: Upon the occurrence of an IPO event, the Convertible Notes are convertible at the option of the holders, into either Series B Preferred at $1.00 per share, or any other issued share at either 85% or 80% of the original issuance price depending on if this event and election is made before or after February 1, 2022. The qualified financing occurred effectively on October 18, 2022 and therefore the conversion rate option of 85% expired in February.
Demand date: At any time on or after the demand date and at the option of the holder, the Convertible Notes are either convertible into Common Stock, Series A Preferred, or Series B Preferred at the holders election at $1.00 per share or the interest may continue until April 2023.
Elicio evaluated all the conversion features included within the Convertible Note agreements, noting that none of the features was considered to be predominant.
Elicio also evaluated all conversion features under FASB ASC Topic 815, Derivatives and Hedging, and determined conversion features associated with the qualified and non-qualified financings met the definition of a derivative and require bifurcation from the Convertible Notes. The bifurcated embedded derivative of $2,902,335 was recorded as a liability at fair value at the date of issuance based on the probability of occurrence of a triggering event taking place during the term of the Convertible Notes and was recorded as a discount to the carrying value of the Convertible Note. Elicio recorded interest expense for the years ended December 31, 2022 and 2021 related to the accretion of the discount to the Convertible Notes due to the bifurcated embedded derivative of $2,344,434 and $557,902, respectively. The derivative balance of $2,955,297 as of December 31, 2021, was classified as a Level 3 liability within the fair value hierarchy.
The following table shows changes to the carrying values of both the Convertible Notes Payable and the associated embedded derivative for the years ended December 31, 2022 and 2021:
	Convertible Notes Payable	Embedded Derivative
Balance as of January 1, 2021	$—	$—
Issuance of convertible notes payable	14,470,000	—
Discount due to bifurcated embedded derivative	(2,902,335)	2,902,335
Discount due to issuance costs	(437,994)	—
Net issuance of convertible notes payable	11,129,671	2,902,335
Accretion of debt discount	667,400	—
Change in fair value	—	52,962
Balance at December 31,2021	11,797,071	2,955,297
Accretion of debt discount	2,672,929	—
Change in fair value	—	945,355
Settlement of convertible notes payable	(14,470,000)	(3,900,652)
Balance at December 31, 2022	$—	$—
During the years ended December 31, 2022 and 2021, the increase in the fair value of the embedded derivative was determined to be $945,355 and $52,962, respectively, and was recorded as interest expense in the accompanying consolidated statements of operations.

On October 18, 2022, in conjunction with the shares of Series C Preferred Stock issued on this same date, the Convertible Notes Payable totaling $14,470,000 and the related accrued interest totaling $1,131,952 automatically converted into 75,700,879 shares of Series C Preferred Stock at an 80% discount to the Series C Preferred Stock issuance price per share of $0.2576, or $0.2061 per share. Just prior to settlement, the fair value of the embedded derivative was marked to market a final time to the aggregate value of $3,900,652. Elicio recorded a gain on extinguishment totaling $2,058 related to the difference in the total of Convertible Notes Payable, total accrued interest and the final fair value of the embedded derivative versus the value of the Series C Preferred Stock shares issued based on the original issuance price of $0.2576.
10.	CONVERTIBLE PREFERRED STOCK
Series A Convertible Preferred Stock (“Series A Preferred”)
In July 2012, Elicio authorized the sale and issuance of up to 5,000,000 shares of $0.001 par value Series A Preferred at an original issuance price of $1.00 per share. Series A Preferred is held by a related party that is the principal owner of Elicio, an owner of more than 10% of the voting interests of Elicio.
Series B Convertible Preferred Stock (“Series B Preferred”)
As of June 2020, Elicio had authorized, as amended, 82,512,218 shares of Series B Preferred at an issuance price of $1.00 per share. This Series B financing was structured to be issued in rolling closings into 2021.
As of January 1, 2021, Elicio has issued 67,802,898 shares of Series B Preferred for gross proceeds of $67,802,897 and incurred aggregate issuance costs of $9,804,274.
In February 2021, Elicio issued 5,000,000 shares of Series B Preferred for gross proceeds of $5,000,000. Of the proceeds, 2,000,000 shares and $2,000,000 in proceeds were issued to the principal owner of Elicio. Elicio incurred issuance costs of $54,703 in conjunction with this closing. The amount was recorded as a reduction to the Series B Preferred stated value on the accompanying consolidated balance sheet.
In October 2022, Elicio amended the authorized shares of Series B Preferred from 82,515,218 shares to 72,802,898 shares.
Series C Convertible Preferred Stock (“Series C Preferred”)
In May 2022, Elicio authorized the sale and issuance of up to 42,000,000 shares of $0.001 par value Series C Preferred at an original issuance price of $1.20 per share and up to 18,000,000 shares of Series C Preferred for the settlement of the Convertible Notes Payable. The Series C Preferred financing was structured to be issued in rolling closes in 2022.
From the period May through September 2022, Elicio issued 9,162,872 shares of Series C Preferred for gross proceeds of $10,995,454. Elicio incurred cash issuance costs of $986,891 in connection with these shares.
In October 2022, Elicio increased the authorized number of Series C Preferred shares to 194,099,378 shares at an issuance price of $0.2576 per share and 76,000,000 shares of Series C Preferred for the settlement of the Convertible Notes Payable.
From the period October through November 2022, Elicio issued 43,944,096 shares of Series C Preferred for gross proceeds of $11,320,000. Elicio incurred additional cash issuance costs of $208,565 in connection with these closings. In addition, Elicio issued 33,521,336 shares of Series C Preferred to the Series C Preferred shareholders that purchased their shares at the original issuance price of $1.20 per share so that their effective price per share is $0.2576.
On October 18, 2022, Elicio exceeded the $12,000,000 threshold for automatic conversion of the Convertible Notes payable and issued 75,700,879 shares of Series C Preferred in conjunction with the conversion of the outstanding amount of the Convertible Notes, including principal and accrued interest totaling $15,601,952, of which 10,507,999 shares were issued to the principal owner of Elicio. Elicio recorded an additional $3,898,594 of intrinsic value related to the discount received by the Noteholders upon the settlement of the Convertible Notes to Series C Preferred.

As of December 31, 2022, the rights and preferences of the Series A Preferred, Series B Preferred and Series C Preferred are as follows:
Conversion
Each share of Series A Preferred, Series B Preferred and Series C Preferred may be converted at any time, at the option of the holder, or automatically upon the closing of a public offering of Elicio’s Common Stock with gross proceeds to Elicio of at least $50,000,000 and a price of at least $0.2576 per share or at the election of the holders of at least a majority of the then outstanding shares of Preferred Stock into shares of Common Stock, subject to the applicable conversion rate as determined by dividing the applicable original issue price by the applicable conversion price. The conversion price for the Series A Preferred and Series B Preferred (as may be adjusted for certain dilutive events) is $0.6836. The conversion price for the Series C Preferred issued for cash (as may be adjusted for certain dilutive events) is $0.2576. The conversion price of the Series C Preferred shares issued upon settlement of the convertible notes payable (as may be adjusted for certain dilutive events) is $0.2061.
Dividends
Prior to August 2018, the Series A Preferred holder was entitled to cumulative dividends of 8% whether or not declared by the Board of Directors. Dividends compounded quarterly. In conjunction with the issuance of Series B Preferred in August 2018, the Series A Preferred future dividend rights were terminated, and dividends accrued until the date of the termination of $2,645,458 were not surrendered. Dividends may be paid on the Preferred Stock if and when declared by the Board of Directors.
Voting Rights
Preferred Stock and Common Stock vote together as one class on an as-converted basis. Common Stock voting rights on certain matters are subject to the powers, preferences, and rights of the Preferred Stock. Holders are entitled to vote on all matters and holders of Preferred Stock shall have the number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock held by such holder are then convertible. Certain actions such as mergers, acquisition, liquidation, dissolution, wind up of business, and deemed liquidation events, must be approved by the holders of at least a majority of the then-outstanding shares of Series A Preferred, Series B Preferred and Series C Preferred, in each case voting separately as a class.
Liquidation Preference
Upon liquidation, dissolution, or winding up of business, Series C Preferred holders are entitled to receive a liquidation preference in priority to the holder of Series A Preferred, Series B Preferred and Common Stock at the original Series C Preferred issue price (plus any dividends declared but unpaid). If assets available for distribution are insufficient to satisfy the liquidation payment to Series C Preferred holders in full, assets available for distribution will be allocated among Series C Preferred holders based on their pro rata shareholdings.
Upon liquidation, dissolution, or winding up of business, after the payment in full of the Series C Preferred liquidation amount, Series B Preferred holders are entitled to receive a liquidation preference in priority to the holder of Series A Preferred and Common Stock at the original Series B Preferred issue price (plus any dividends declared but unpaid). If assets available for distribution are insufficient to satisfy the liquidation payment to Series B Preferred holders in full, assets available for distribution will be allocated among Series B Preferred holders based on their pro rata shareholdings.
Upon liquidation, dissolution, or winding up of business, after the payment in full of the Series B Preferred and Series C liquidation amounts, the Series A Preferred holder are entitled to receive a liquidation preference in priority to holders of Common Stock at the original Series A Preferred issue price plus any accrued but unpaid dividends. If assets available for distribution are insufficient to satisfy the liquidation payment to the Series A Preferred holder in full, assets available for distribution will be allocated among the Series A Preferred holder based on their pro rata shareholdings.
After the payment in full of the Series C Preferred, Series B Preferred and Series A Preferred liquidation amounts, any excess assets available for distribution will be allocated ratably among Common Stock and Preferred Stock holders based on their pro rata shareholdings, treating the Series A Preferred Series B Preferred and Series C Preferred as if they had been converted to Common Stock. Upon a deemed liquidation event, as defined, holders have the option to redeem their shares at the liquidation payment amounts summarized above.

11.	COMMON STOCK
Elicio has authorized 520,000,000 shares of Common Stock at December 31, 2022, as amended, which 18,099,327 are issued and 17,699,327 are outstanding. The holders of shares of Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders. The holders of Common Stock are entitled to receive dividends, if and when declared by the Board of Directors, subject to the limitations and preferences of the Preferred Stock.
In March 2021, the Chief Executive Officer (“CEO”) purchased 440,796 shares of Common Stock, at $0.23 per share. Elicio received cash of $101,383 for the shares. This was recorded as $4,408 as an increase to Common Stock and $96,975 as an increase to Additional Paid-in Capital.
Recourse Note Receivable and Restricted Stock
In September 2020, the CEO exercised an option to purchase 2,154,276 shares of Common Stock at $0.18 per share that was awarded in 2018. Elicio received cash of $177,728 for the 987,377 shares that had vested and a recourse note receivable for $210,042 for the remaining 1,166,899 unvested shares with an original maturity date of September 8, 2029. Per the terms of the recourse note receivable, the CEO was obligated to pay the entire recourse note receivable whether or not any unvested shares are forfeited.
Interest on the note receivable was earned at a rate of 0.35% per annum, compounded semi-annually. Elicio recorded interest income of $351 for the year ended December 31, 2021. In June 2021, this note receivable was repaid in full.
As of December 31, 2022 all 2,154,276 shares have vested. For the year ended December 31, 2022, 448,808 shares vested and $4,488 was recorded as an increase on Common Stock and a corresponding decrease in Additional Paid-in Capital. For the year ended December 31, 2021, 538,568 shares vested and $5,384 was recorded as an increase in Common Stock and a corresponding decrease in Additional Paid-in Capital.
In March 2021, an employee of Elicio early exercised an option to purchase 300,000 shares of Common Stock at $0.17 per share that was awarded in 2020 and vests through April 1, 2024. Elicio received cash of $51,000 for the shares. This was recorded as an unvested option exercise liability. As of December 31, 2022, there were 200,000 and 100,000 vested and unvested shares, respectively.
For the year ended December 31, 2022, 75,000 shares vested and $750 was recorded as an increase to Common Stock and $12,000 as an increase to Additional Paid-in Capital and a corresponding decrease to unvested option exercise liability in the amount of $12,750. For the year ended December 31,2021, 125,000 shares vested and $1,250 was recorded as an increase to Common Stock and $20,000 as an increase to Additional Paid-in Capital and a corresponding decrease to unvested option exercise liability in the amount of $21,250.
In June 2022, an employee of Elicio early exercised an option to purchase 300,000 shares of Common Stock at $0.25 per share that was awarded in 2022. Elicio received cash of $75,000 for the shares. This amount is recorded as an unvested option exercise liability on the accompanying consolidated balance sheet. As of December 31, 2022, there were 300,000 unvested shares that vest through August 31, 2024.
Common Stock Warrants
In July 2021, Elicio received cash of $41,104, from a consultant that exercised warrants to purchase 2,905,549 shares of Common Stock that were issued in 2020.
In January 2022, Elicio issued warrants to purchase 346,666 shares of Common Stock at an exercise price of $0.25 per share, to a consultant in lieu of a cash payment. Elicio uses Black-Scholes to determine the weighted-average fair value of warrants granted, which uses as inputs the fair value of the Common Stock, and assumptions Elicio makes for the volatility of its Common Stock, the expected term of its warrants, the risk-free interest rate for a period that approximates the expected term of its warrants and its expected dividend yield. The fair value of the warrants, totaling $59,784, was recorded as stock compensation expense in general and administrative expenses, in the accompanying consolidated statements of operations. Elicio performed an evaluation of the terms of these warrants per ASC 815 and determined that equity classification was appropriate.
In December 2022, Elicio issued warrants to purchase 931,000 shares of Common Stock at an exercise price of $0.2576 per share, to a consultant in lieu of a cash payment. Elicio uses Black-Scholes to determine the weighted-average fair value of warrants granted, which uses as inputs the fair value of the Common Stock, and assumptions Elicio makes for the volatility of its Common Stock, the expected term of its warrants, the risk-free interest rate for a period that approximates the expected term of its warrants and its expected dividend yield. The fair value of the warrants, totaling $37,860, was recorded as stock compensation expense in general and administrative expense, in the accompanying consolidated statements of operations. Elicio performed an evaluation of the terms of these warrants per ASC 815 and determined that equity classification was appropriate.
The following table summarizes information regarding Common Stock warrants outstanding at December 31, 2022 and 2021:
	Number of Warrants	Weighted-Average Exercise Price
Outstanding at December 31, 2020	9,629,695	$0.77
Exercised	(2,905,549)	0.01
Outstanding at December 31, 2021	6,724,146	1.10
Granted	1,277,666	0.26
Outstanding at December 31, 2022	8,001,812	$0.97
12.	NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS
Elicio has reported losses since inception and has computed basic net loss per share attributable to common stockholders by dividing net loss attributable to common stockholders by the weighted-average number of shares of Common Stock outstanding for the period, without consideration for potentially dilutive securities. Elicio computes diluted net loss per share of Common Stock after giving consideration to all potentially dilutive shares of Common Stock, including options to purchase Common Stock and Preferred Stock, outstanding during the period determined using the treasury-stock and if-converted methods, except where the effect of including such securities would be antidilutive. Because Elicio has reported net losses since inception, these potential shares of Common Stock and Preferred Stock have been anti-dilutive and basic and diluted loss per share were the same for all periods presented.
Basic and diluted net loss per share attributable to common stockholders was calculated at December 31 as follows:
	2022	2021
Numerator:
Net loss	$(28,207,688)	$(26,400,698)
Denominator – basic and diluted:
Weighted-average shares of Common Stock outstanding, basic and diluted	17,458,461	15,280,340
Net loss per share—basic and diluted	$(1.62)	$(1.73)
The following table sets forth the potentially dilutive securities that have been excluded from the calculation of diluted net loss per share because to include them would be anti-dilutive (in Common Stock equivalent shares) at December 31:
	2022	2021
Series A Preferred	7,314,219	5,000,000
Series B Preferred	106,499,219	72,802,898
Series C Preferred	162,329,185	—
Unvested common stock	400,000	623,808
Warrants to purchase Common Stock	8,001,812	6,724,146
Options to purchase Common Stock	47,186,546	10,013,093
Total shares of Common Stock equivalents	331,730,981	95,163,945
The Series A and B shares changed as of October 18, 2022 into 7,314,219 and 106,499,219 shares due to the antidilutive protection triggers by the Series C shares issued in October at a price below $1.00.

13.	STOCK-BASED COMPENSATION
During 2012, Elicio established the 2012 Stock Incentive Plan (the “2012 Plan”). In accordance with the 2012 Plan, Elicio is authorized to grant to eligible employees, directors, and consultants of Elicio restricted stock and stock options. The amount, terms of grants, and vesting provisions are determined by Elicio’s Board of Directors. In general, the options expire ten years after grant, or earlier if the optionee terminates their business relationship with Elicio. The options generally vest over a four-year period.
On October 18, 2022 Elicio approved the 2022 Stock Incentive Plan (the “2022 Plan”), and authorized 38,967,776 shares available for issuance.
At December 31, 2022, the maximum number of shares available for issuance under the 2022 Plan was 4,314,323.
The following table summarizes the components of the stock-based compensation expense recognized in Elicio’s accompanying consolidated statements of operations as of December 31:
	2022	2021
Research and development	$290,557	$253,556
General and administrative	190,405	364,200
Total stock-based compensation expense	$480,962	$617,756
The fair value of each option is estimated on the date of grant using the Black-Scholes with the assumptions noted in the table below. The fair value of an award with only a service condition is amortized as compensation cost on a straight-line basis over the requisite service period of the awards, which is generally the vesting period. Compensation cost of awards that contain a performance condition are recognized when success is considered probable during the performance period. Elicio has elected to account for forfeitures as they occur, rather than estimating the number of awards that are expected to vest. The risk-free interest rate is estimated using the weighted average rate of return on U.S. Treasury notes with a life that approximates the expected life of the option. The expected term of options granted to employees was calculated using the simplified method, which represents the average of the contractual term of the option and the weighted-average vesting period of the option. Elicio uses the simplified method because it does not have sufficient historical option exercise data to provide a reasonable basis upon which to estimate expected term. The contractual life of the option was used for the expected life of options granted to non-employees. Expected volatility is based on the weighted average of the historical volatility of a peer group of publicly traded companies. The assumed dividend yield is based upon Elicio’s expectation of not paying dividends in the foreseeable future.
The fair value of options granted during the years ended December 31, 2022 and 2021 were measured using the following assumptions:
	2022	2021
Risk-free interest rate	1.64-3.88%	0.59-1.54%
Expected dividend yield	0%	0%
Volatility	60.3-73.2%	64-66%
Expected life in years	5.5-10	6.08-10

A summary of stock option award activity is as follows:
	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at December 31, 2020	7,575,086	$0.16	7.41	$502,136
Granted	2,970,308	0.23
Exercised	(370,947)	0.17
Cancelled/Forfeited	(161,354)	0.23
Outstanding at December 31, 2021	10,013,093	0.18	7.47	$679,811
Granted	38,551,352	0.09
Exercised	(332,944)	0.25
Cancelled/Forfeited	(1,044,961)	0.22
Outstanding at December 31, 2022	47,186,546	$0.10	7.72	—
Exercisable at December 31, 2022	8,131,748	$0.16	6.59	—
The weighted-average grant date fair value of the options granted during the years ended December 31, 2022 and 2021, respectively, was estimated at $0.16 and $0.18, respectively.
At December 31, 2022, there was $2,242,618 of unrecognized compensation expense related to unvested stock options, which is expected to be recognized over a weighted-average period of 1.87 years. Included in the unrecognized compensation expense is $70,114 related to the unvested portion of the early exercised options. See note 11.
Elicio received $7,232 and $12,174 in cash for the 32,944 and 70,947, of vested options that were exercised during the years ended December 31, 2022 and 2021, respectively. Elicio received $75,000 and $51,000 in cash for the 300,000 and 300,000, of unvested options that were early exercised during the years ended December 31, 2022 and 2021, respectively.
14.	COMMITMENTS AND CONTINGENCIES
Litigation
Elicio may be exposed to litigation in connection with its products under development and operations. Elicio’s policy is to assess the likelihood of any adverse judgments or outcomes related to legal matters, as well as ranges of probable losses. Elicio is not aware of any material legal matters.
Clinical Research Contract
Elicio may enter into contracts in the normal course of business with clinical research organizations for clinical trials, with contract manufacturing organizations for clinical supplies, and with other vendors for preclinical studies, supplies and other services for our operating purposes. These contracts generally provide for termination with a 30 day notice.
COVID-19
In March 2020, the World Health Organization declared the global novel coronavirus disease 2019 (COVID-19) outbreak a pandemic. As of the date of the consolidated financial statements were issued, Elicio’s operations have not been significantly impacted by the COVID-19 outbreak. However, Elicio cannot at this time predict the specific extent, duration, or full impact that the COVID-19 outbreak will have on its financial condition and operations, including planned clinical trials.
License Agreements
In July 2012 and January 2016, Elicio licensed certain intellectual property from a university. The license term for both licenses extends until terminated by either party under certain provisions. Elicio is required to pay certain contractual maintenance and milestone payments related to clinical trials and royalties on product sales over the term of the contract, with minimum annual royalty payments commencing in the calendar year after commercialization. In January 2019, Elicio licensed additional intellectual property and terminated a license obtained in July 2012 from the university. As of March 31, 2021, Elicio achieved an Investigational New Drug “IND” milestone and recognized an expense of $330,000. No commercialization royalties have been achieved.
Future minimum annual maintenance payments are $130,000 for the year ended December 31, 2022 and for each year thereafter. Future minimum annual maintenance payments are due until the termination of the agreement.
15.	INCOME TAXES
The components of Elicio’s provision for income taxes for the years ended December 31 consist of the following:
	2022	2021
Current:
Federal	$—	$—
State	—	—
Foreign	—	—
Total current provision	—	—
Deferred:
Federal	5,162,235	5,634,734
State	2,101,746	1,758,793
Foreign	—	—
Total deferred benefits	7,263,981	7,393,527
Valuation allowance	(7,263,981)	(7,393,527)
Total deferred provision	—	—
Total provision for income taxes	$—	$—
A reconciliation of the effect of applying the federal statutory rate to the net loss and the effective income tax rate for the years ended December 31 are as follows:
	2022	2021
Statutory federal income tax rate	21.0%	21.0%
State tax, net of federal benefit	5.1%	5.1%
Permanent differences	(4.6%)	(1.3%)
Federal research and development credits	2.6%	2.4%
State research and development credits	0.9%	0.8%
Other differences	0.9%	— %
Change in valuation allowance	(25.8%)	(28.0%)
Effective income tax rate	0.0%	0.0%
The principal components of Elicio’s net deferred tax asset consisted of the following at December 31:
	2022	2021
Deferred tax assets (liabilities):
Net operating loss carryforwards	$19,146,060	$17,466,941
Research and development tax carryforwards	3,819,964	2,711,887
Capitalized research and development	4,303,557	—
ROU liability	1,949,400	—
Other	610,622	470,141
ROU asset	(1,914,996)	—
Property and equipment	(37,105)	(35,446)
Total deferred tax assets	27,877,502	20,613,523
Less: Deferred tax asset valuation allowance	(27,877,502)	(20,613,523)
Net deferred tax asset	$—	$—

Net operating losses (“NOL”) generated before December 31, 2017 can be carried forward 20 years and carried back two years under the Internal Revenue Code (“IRC”). NOLs arising in tax years ended after December 31, 2017 are limited to 80% of taxable income, only carried forward and carried forward indefinitely. Elicio has no income tax expense due to operating losses incurred for the years ended December 31, 2022 and 2021. Elicio has provided a valuation allowance for the full amount of the net deferred tax assets as, based on all available evidence, it is considered more likely than not that all the recorded deferred tax assets will not be realized in a future period. At December 31, 2022, Elicio has federal NOLs of $71,709,143, of which $9,500,732 was generated before the tax year ended December 31, 2017, and state NOLs of $64,980,384. If not utilized, certain NOLs for federal and state tax purposes will start to expire beginning in 2032. At December 31, 2022, Elicio has $2,711,236 and $1,403,454 of federal and state research and development credit carryforwards, respectively, that start to expire in 2027.
As Elicio has not yet achieved profitable operations, management believes the tax benefits as of December 31, 2022 did not satisfy the realization criteria set forth in ASC Topic 740, Income Taxes and, therefore, has recorded a full valuation allowance for the entire deferred tax asset. The valuation allowance increased in 2022 by $7,263,981 due to the increase in the deferred tax assets by the same amount, primarily due to NOL carryforwards. Elicio’s effective income tax rate differed from the federal statutory rate primarily due to state taxes and Elicio’s full valuation allowance, the latter of which reduced Elicio’s effective federal income tax rate to zero.
Ownership changes, as defined in the IRC, may limit the amount of net operating loss carryforwards that can be utilized annually to offset future taxable income pursuant to IRC Section 382 or similar provisions. Subsequent ownership changes could further affect the limitation in future years. Elicio has not completed a study to assess whether a change of control has occurred or whether there have been multiple changes of control since Elicio’s formation due to the significant complexity and cost associated with such study and because there could be additional changes in control in the future. As a result, Elicio is not able to estimate the effect of the change in control, if any, on Elicio’s ability to utilize net operating loss and research and development credit carryforwards in the future.
Elicio files tax returns in the United States, California, Florida, New Jersey, Massachusetts, Michigan, Missouri, and Tennessee. All tax years from 2019 to 2022 remain open to examination by the major taxing jurisdictions to which Elicio is subject, as carryforward attributes generated in years past may still be adjusted upon examination by the Internal Revenue Service (“IRS”) or other authorities if they have or will be used in a future period. To its knowledge, Elicio is not currently under examination by the IRS or any other jurisdictions for any tax years.
On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was enacted in response to the COVID-19 pandemic. The CARES Act, among other things, permits NOL carryovers and carrybacks to offset 100% of taxable income for taxable years beginning before 2021. In addition, the CARES Act allows NOLs incurred in 2018, 2019, and 2020 to be carried back to each of the five preceding taxable years to generate a refund of previously paid income taxes. The enactment of the CARES Act did not result in any material adjustments to Elicio’s income tax provision for the year ended December 31, 2022, or to its deferred taxes and related allowance as of December 31, 2022.
As of December 31, 2022, Elicio had no uncertain tax positions. Elicio has elected to recognize interest and penalties related to income tax matters as a component of income tax expense, of which no interest or penalties were recorded for the years ended December 31, 2022 and 2021.
16.	RELATED PARTIES
Elicio paid $352,413 and $713,322 for the years ended December 31, 2022 and 2021, respectively, for consulting services provided by an entity affiliated with Elicio’s interim chief financial officer and board member.
17.	MERGER AGREEMENT WITH ANGION BIOMEDICA CORPORATION
On January 17, 2023, Elicio entered into a definitive merger agreement (“Merger Agreement”) with Angion Biomedica Corporation (“Angion”), a clinical development corporation. The merger will result in Elicio becoming a publicly traded company. The transaction is expected to close prior to June 30, 2023.

In conjunction with the execution of the Merger Agreement, Elicio entered into an agreement to issue two promissory notes with a 20% discount up to an aggregate principal of $12,500,000 with interest at an annual rate of 1% in exchange for cash in an aggregate of $10,000,000. Upon the signing of the Merger Agreement, Elicio issued the first promissory note with a principal of $6,250,000 and received cash totaling $5,000,000. The second promissory note will be issued upon the completion of the financial audit of Elicio’s 2022 financial statements. Principal paid and accrued interest of any outstanding notes will be credited towards the net cash provided by Angion at the close of the merger or payable by Elicio if the merger is terminated, as further detailed in the Merger Agreement.
18.	SUBSEQUENT EVENTS
Management has evaluated subsequent events through March 21, 2023, the date the consolidated financial statements were issued, and determined that no additional subsequent events had occurred that would require recognition in these consolidated financial statements and that all subsequent events that require disclosure have been disclosed (See Notes 1 and 17).